Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES PRICING OF $500 MILLION OF

SENIOR NOTES DUE 2021

SPRINGFIELD, Mo., January 11, 2011 (GLOBE NEWSWIRE) – O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq:ORLY) announced today that it has priced its previously announced offering of $500 million aggregate principal amount of 4.875% Senior Notes due 2021 (the “Notes”) at a price to the public of 99.297% of their face value. The Company anticipates that the offering will close on or around January 14, 2011, subject to customary closing conditions. The Company intends to use the net proceeds of the offering (i) to repay all of the Company’s outstanding indebtedness under its existing asset-based revolving credit facility, (ii) to pay fees and expenses related to the offering of the Notes, and (iii) for general corporate purposes.

A registration statement on Form S-3, File No. 333-171644, relating to the Notes has been filed with the Securities and Exchange Commission and became effective upon filing. Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book running managers for the offering of the Notes. To obtain a copy of a prospectus for this offering, please contact Barclays Capital Inc. toll-free at 1-888-603-5847; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto.

About O’Reilly

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,536 stores in 38 states as of September 30, 2010.

Forward-looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the offering of the Notes. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, our ability to consummate the offering of the Notes as described herein, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

For further information contact:	O’Reilly Automotive, Inc.
Investor & Media Contacts
Mark Merz (417) 829-5878

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